UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): May 18, 2015
____________________
TransUnion
(Exact name of registrant as specified in its charter)
____________________

Delaware	333-182948	61-1678417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 West Adams Street, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 985-2000
____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

On May 18, 2015, TransUnion (the “Company”) announced that it will hold a conference call with a group of potential lenders to discuss possible amendments to its senior credit facilities and a possible refinancing of certain of the Company’s existing indebtedness (the “Refinancing”). Concurrent with and conditioned upon the closing of the Company’s pending initial public offering of equity securities (the “IPO”), the Company currently proposes to (i) modify the pricing of, and make certain other changes to, its existing term loans and (ii) enter into new senior secured credit facilities consisting of a $210 million revolving credit facility due 2020 and a new $325-$350 million term loan due 2020. The Company intends to use proceeds from the new term loan, together with the proceeds from the IPO, to redeem the Company’s $600 million aggregate principal amount of 9.625%/10.375% Senior PIK Toggle Notes due 2018 and $400 million aggregate principal amount of 8.125%/8.875% Senior PIK Toggle Notes due 2018, and to pay fees, expenses and premiums in connection therewith.

There can be no assurance that the Refinancing or the consummation of the IPO will be consummated on favorable terms or on a timely basis, if at all. Consummation of the Refinancing is subject to market and other customary conditions, including, among other things, the negotiation and execution of definitive documentation.

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which has been filed with the Securities and Exchange Commission and is available on the Company’s website (http://www.transunion.com/corporate/about-transunion/investor-relations.page) and on the Securities and Exchange Commission’s website (www.sec.gov). The Company does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

TRANSUNION
Date: May 18, 2015
By: /s/ Mick Forde
Name:    Mick Forde
Title:    Vice President